Exhibit 99.1

Investor Contact: Robert Jaffe rjaffe@rjaffeco.com 424.288.4098

NANTHEALTH REPORTS 2017 SECOND QUARTER FINANCIAL RESULTS; IMPLEMENTS PLAN TO FOCUS ON CORE COMPETENCIES, ENHANCE PROFITABILITY AND POSITION FOR GROWTH OF ARTIFICIAL INTELLIGENCE FOR CANCER CARE

•	Restructuring Plan Implemented To Focus on Cancer Decision Support and Artificial Intelligence Platform

◦	Integration of Four Pillars: GPS Cancer, Eviti Clinical Decision Support, Connected Care and Provider/Payer Engagement

◦	Sale of Patient/Provider Portal to Allscripts

◦	Expected to Significantly Accelerate Timeline to Profitability

◦	Synergies of Restructuring and Headcount Reduction to Result in Cost Savings Anticipated to Exceed $70 million Annually

•	GPS Continues to Grow

◦	379 GPS Commercial Tests Ordered in Q2

◦	264 GPS Commercial Tests Delivered in Q2

◦	GPS Tests Ordered in July, Largest Month in Orders to Date

◦	The number of Oncologists that Have Ordered the Test has Grown to 432

◦	Documentation and Validation of GPS Cancer Coverage has been Completed and Will be Filed in this Quarter to CMS for Coverage

•	Q2-2017 Revenue Increased 17% to $26.2 Million from Q1-2017

•	Gross Profit Increased 175% to $9.6 Million from Q1-2017

Culver City, Calif. - August 10, 2017 - NantHealth, Inc. (NASDAQ-GS: NH), a next-generation, evidence-based, personalized healthcare company, today reported financial results for its second quarter ended June 30, 2017.

NantHealth said today that it has taken a series of methodically analyzed actions, planned over the past nine months post initial public offering (IPO), to focus the business on its core competencies of artificial intelligence and be the leading cancer company driving 21st century delivery of care. The restructuring included integrating the multiple acquisitions and partnership with NantOmics made prior to its IPO to focus on Cancer machine learning systems and artificial intelligence, including GPS Cancer ProteoGenomic Molecular Profiling Solution, the nation’s only CLIA-CAP machine learning diagnostic assay, and Eviti Clinical Decision Support currently covering over 23 million lives, with Connected Care and Provider/Payer Engagement services.

The company said that it has signed an agreement with Allscripts to sell its provider/patient engagement assets, which will enable the company to integrate the remaining engineering teams to focus on cancer. The sale of assets and restructuring implementation will result in significant reduction of operating losses. The consideration for the sale of assets includes the conveyance of 15 million NantHealth shares previously purchased by Allscripts. Between synergies and the transfer of some number of personnel to Allscripts together with NantHealth’s internal consolidation, headcount will be reduced by approximately 300 staff. This sale and other steps the company has taken, including integration of the acquired businesses and synergies saved from same, is expected to result in annualized cost savings of more than $70 million.

GPS Cancer - Highlights
NantHealth said that GPS adoption continues to grow with the largest month of orders to date in July. The company said that 379 GPS commercial tests were ordered in Q2, with 264 GPS delivered; and that it added 6,300 Covered Lives under a new regional agreement with the International Association of Fire Fighters at the end of Q1.

•
Number of GPS Cancer payers: At June 30, 2017, the company’s expanded sales team developed a late-stage pipeline that includes several national and regional health plans with contract signings expected by year end.

•
Local Coverage Determination (LCD) & National Coverage by CMS: Discussions are continuing for both local and national coverage with CMS and FDA regarding GPS Cancer coverage by Medicare. The company is encouraged following multiple detailed meetings with CMS in which the accuracy and comprehensiveness of the GPS Cancer solution, as well as its clinical utility, were presented. The documentation and validation for review for coverage by CMS has been completed and will be filed this quarter.

•
Expanded international adoption: The company is pursuing GPS Cancer partnerships with locally based resellers. Post quarter end, the company added Sistemas Medicos Nacionales as the first international payer to cover GPS Cancer for patients, bringing a new standard of care to Mexico.

•
Increased field sales and clinical team: In Q2, the company continued to add experienced professionals to the field sales team, including international sales, that call on oncologists; increased clinical support for oncologists engaged with the company’s GPS Cancer team.

“We remain focused on extending coverage and driving physician engagement for our GPS Cancer solution around the world,” said Patrick Soon-Shiong, M.D., Chief Executive Officer and Chairman of NantHealth. “We strongly believe that GPS will result in extended and improved quality of life. Internationally, we are pursuing opportunities through partnerships with locally based resellers and we have added a seasoned sales executive to aid our efforts. Post quarter end, Sistemas Medicos Nacionales became the first international payer to cover GPS Cancer for patients, bringing a new standard of care to Mexico. On the domestic front, our efforts include introducing pilot programs with commercial insurance and self-insured payers to accelerate coverage adoption. In addition, we are continuing to add experienced professionals to our sales and clinical support teams to further drive GPS physician adoption nationwide. I am pleased to report that the team has developed a deep, late-stage pipeline that includes national and regional health plans, and new orders are trending favorably as a result of the increased resources. We are gaining traction with physicians, and the number of oncologists that have ordered the test has grown to 432 as of the end of the second quarter.”

Payer Engagement & Clinical Decision Support Software and Services:

•	Eviti (Clinical Decision Support) covered lives increased to approximately 23.4 million at the end of Q2 from 22.5 million at the end of Q1.

•
The company signed a three-year contract extension with Blue Cross and Blue Shield of Nebraska (BCBSNE) for Payor engagement SaaS services. The agreement also adds Navinet Open Document Exchange solution to its existing set of solutions in use by this customer.

•	Added a new Navinet Open customer with the execution of an agreement with Medical Mutual of Omaha.

•	The company executed an agreement with a new payer customer intended for nationwide deployment of NantHealth’s Clinical Decision Support solutions nationwide.

“We are very pleased to extend and expand our relationship with BCBSNE, the largest commercial insurer in the state of Nebraska and a long-time client of NantHealth. The agreement renews the contract for NaviNet Open and adds NantHealth’s Document Exchange solution,” said Ron Louks, Chief Operating Officer of NantHealth. “Regarding our second quarter financial performance, increased sales in our software and hardware business was the key growth driver for both total net revenue and gross margin compared with the first quarter.”

Business and Financial Highlights

•
A Restructuring Plan was implemented in the third quarter to focus on the company’s core competencies and position the artificial intelligent platform to focus on cancer: GPS (Cancer Molecular Profiling Solution) and Clinical Decision Support, Connected Care and Payer Engagement. Synergies of the restructuring plan and headcount reduction to result in cost savings anticipated to exceed $70 million annually and significantly accelerate timeline to profitability.

•
On August 3, 2017, entered into an agreement with Allscripts Healthcare Solutions, Inc. under which NantHealth agreed to sell its provider/patient engagement solutions business. The agreement is subject to customary closing conditions and is expected to close in the third quarter of 2017.

On a sequential quarterly basis, total net revenue increased $3.7 million, or 17%, from $22.5 million, largely due to higher sales of software and hardware. For the 2017 second quarter, total net revenue was $26.2 million, compared with $31.5 million for the 2016 second quarter. The decline was primarily due to a $5.2 million decrease in sales of services outside the company’s core business lines. On a sequential quarterly basis, gross profit increased $6.1 million, or 175%, from $3.5 million. Gross profit rose to $9.6 million compared with $9.3 million for the prior year second quarter.

Selling, general and administrative expenses declined to $22.9 million from $47.2 million for the 2016 second quarter. Research and development expenses decreased to $11.8 million from $24.3 million. For the second quarter of 2017, the company recorded loss from related party equity method investment of $38.9 million, which included a $36.0 million non-cash impairment charge as a result of the company’s determination that the fair value of its investment in NantOmics had declined below its carrying value as of June 30, 2017. The decline in the fair value of the company’s investment in NantOmics was primarily caused by delays in GPS revenue growth. In last year’s second quarter, the company recorded loss from related party equity method investment of $2.4 million. Net loss was $70.1 million, or $0.58 per share, compared with $54.1 million, or $0.54 per share, for 2016 second quarter.

Financial results for the 2017 second quarter included approximately $38.9 million loss from related party equity method investment, $1.6 million of corporate restructuring expense, $1.1 million of net non-cash expense related to convertible notes and $4.6 million of intangible amortization, totaling $0.38 per share. On a non-GAAP basis, adjusted net loss was $22.5 million, or $0.18 per share, for the 2017 second quarter, compared with $16.5 million, or $0.15 per share, for the 2016 second quarter.

Conference Call Information and Forward-Looking Statements
Later today, the company will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) to review its results of operations for the second quarter ended June 30, 2017. The conference call will be available to interested parties by dialing 844-309-3709 from the U.S. or Canada, or 281-962-4864 from international locations, passcode 67325779. The call will be broadcast via the Internet at www.nanthealth.com. Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. A playback of the call will be archived and accessible on the same website for at least three months.

Discussion during the conference call may include forward-looking statements regarding topics such as the company’s financial status and performance, regulatory and operational developments, and other comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

Use of Non-GAAP Financial Measures
This news release contains references to Non-GAAP financial measures, including adjusted net loss and adjusted net loss per share, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP). The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business. Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods. Other companies may define these measures in different ways. Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP. Non-GAAP per share numbers are calculated based on one class of common stock and do not incorporate the effects, if any, of using the two-class method.

About NantHealth, Inc.
NantHealth, Inc., a member of the NantWorks ecosystem of companies, is a next-generation, evidence-based, personalized healthcare company enabling improved patient outcomes and more effective treatment decisions for critical illnesses. NantHealth's unique systems-based approach to personalized healthcare applies novel diagnostics tailored to the specific molecular profiles of patient tissues and integrates this molecular data in a clinical setting with large-scale, real-time biometric signal and phenotypic data to track patient outcomes and deliver precision medicine. For nearly a decade, NantHealth has developed an adaptive learning system, which includes its unique software, middleware and hardware systems infrastructure that collects, indexes, analyzes and interprets billions of molecular, clinical, operational and financial data points derived from novel and traditional sources, continuously improves decision-making and further optimizes our clinical pathways and decision algorithms over time. For more information please visit www.nanthealth.com.

About GPS Cancer™
GPS Cancer™ is a unique, comprehensive test available through NantHealth. GPS Coverage
GPS Cancer integrates whole genome (DNA) sequencing, whole transcriptome (RNA) sequencing, and quantitative proteomics through mass spectrometry, providing oncologists with a comprehensive molecular profile of a patient’s cancer to inform personalized treatment strategies. GPS Cancer testing is conducted in CLIA-certified and CAP-accredited laboratories, and is a key enabler for Cancer Breakthroughs 2020, the world’s most comprehensive cancer collaborative initiative seeking to accelerate the potential of combination immunotherapy as the next generation standard of care in cancer patients. For more information, visit www.gpscancer.com and www.cancerbreakthroughs2020.org.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Risks and uncertainties include, but are not limited to: our ability to successfully integrate a complex learning system to address a wide range of healthcare issues; our ability to successfully amass the requisite data to achieve maximum network effects; appropriately allocating financial and human resources across a broad array of product and service offerings; raising additional capital as necessary to fund our operations; achieving significant commercial market acceptance for our sequencing and molecular analysis solutions; establish relationships with, key thought leaders or payors’ key decision makers in order to establish GPS Cancer as a standard of care for patients with cancer; our ability to grow the market for our Systems Infrastructure, NantOS and NantOS apps; successfully enhancing our Systems Infrastructure, NantOS or NantOS apps to achieve market acceptance and keep pace with technological developments; customer concentration; competition; security breaches; bandwidth limitations; our ability to continue our relationship with NantOmics; our ability to obtain regulatory approvals; dependence upon senior management; the need to comply with and meet applicable laws and regulations; unexpected adverse events; clinical adoption and market acceptance of GPS Cancer; and anticipated cost savings. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.
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FINANCIAL TABLES FOLLOW

NantHealth, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$92,669	$160,353
Accounts receivable, net	11,345	13,728
Inventories	2,165	2,217
Deferred implementation costs	4,207	3,336
Related party receivables, net	1,136	899
Prepaid expenses and other current assets	5,228	5,046
Total current assets	116,750	185,579
Property, plant, and equipment, net	31,773	29,139
Deferred implementation costs, net of current	8,882	7,910
Goodwill	131,068	131,068
Intangible assets, net	109,287	119,126
Investment in related party	163,786	207,197
Related party receivable, net of current	1,869	1,971
Other assets	2,033	2,317
Total assets	$565,448	$684,307

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,195	$6,720
Accrued and other current liabilities	18,686	25,231
Deferred revenue	18,699	17,216
Related party payables, net	11,368	8,082
Total current liabilities	49,948	57,249
Deferred revenue, net of current	12,244	17,238
Related party liabilities	8,521	5,612
Related party promissory note	112,666	112,666
Related party convertible note, net	7,750	7,564
Convertible notes, net	72,763	70,810
Other liabilities	1,741	1,574
Total liabilities	265,633	272,713

Stockholders' equity
Common stock, $0.0001 par value per share, 750,000,000 shares authorized; 121,953,800 and 121,250,437 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively (Including 6,976 shares of restricted stock)	12	12
Additional paid-in capital	885,654	886,334
Accumulated deficit	(586,452)	(475,273)
Accumulated other comprehensive income	601	521
Total stockholders' equity	299,815	411,594
Total liabilities and stockholders' equity	$565,448	$684,307

NantHealth, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Total net revenue	$26,230	$31,490	$48,739	$50,941

Total cost of revenue	16,672	22,240	35,701	35,278
Gross profit	9,558	9,250	13,038	15,663

Operating Expenses:
Selling, general and administrative	22,944	47,248	43,822	74,621
Research and development	11,846	24,322	25,245	35,016
Amortization of software license and acquisition-related assets	1,814	1,813	3,628	3,628
Total operating expenses	36,604	73,383	72,695	113,265

Loss from operations	(27,046)	(64,133)	(59,657)	(97,602)
Interest expense, net	(4,013)	(1,758)	(7,982)	(3,256)
Other income (expense), net	57	(77)	330	261
Loss from related party equity method investment including impairment loss	(38,885)	(2,375)	(43,411)	(5,289)
Loss before income taxes	(69,887)	(68,343)	(110,720)	(105,886)
Provision for (benefit from) income taxes	177	(14,211)	459	(18,609)
Net loss	$(70,064)	$(54,132)	$(111,179)	$(87,277)

Net income (loss) per share (1):
Basic and diluted - common stock	$(0.58)	$(0.54)	$(0.91)	$(0.91)
Basic and diluted - redeemable common stock	N/A	$0.25	N/A	$0.49

Weighted average shares outstanding (1):
Basic and diluted - common stock	121,756,108	104,072,198	121,687,454	101,846,445
Basic and diluted - redeemable common stock	N/A	9,419,152	N/A	10,066,719
Footnote:

(1)
The net income (loss) per share and weighted-average shares outstanding for the three and six months ended June 30, 2016, have been computed to give effect to the LLC Conversion that occurred on June 1, 2016, prior to the Company’s initial public offering ("IPO").  In conjunction with the LLC Conversion, (a) all of the Company’s outstanding units automatically converted into shares of common stock, based on the relative rights of the Company's pre-IPO equityholders as set forth in the Company's limited liability company agreement and (b) the Company adopted and filed a certificate of incorporation with the Secretary of State of the state of Delaware and adopted bylaws. The Company adopted and filed an amendment to its certificate of incorporation with the Secretary of State of the state of Delaware to effect a 1-for-5.5 reverse stock split of its common stock on June 1, 2016.

The net loss per share for the common stock for the three and six months ended June 30, 2016 reflects $2,333 and $4,958, respectively in accretion value allocated to the redeemable common stock. The redeemable common stock contained a put right, which expired unexercised on June 20, 2016. As a result of and as of that date, the shares were no longer redeemable and were included in common stock.

NantHealth, Inc.
Supplemental Revenue Schedule
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue:
Software and hardware	$3,446	$4,149	$4,091	$4,823
Software–as-a-service	15,281	15,181	30,512	28,882
Total software-related revenue	18,727	19,330	34,603	33,705
Maintenance	4,693	4,512	7,855	7,650
Sequencing and molecular analysis	450	45	960	45
Other services	2,360	7,603	5,321	9,541
Total net revenue	$26,230	$31,490	$48,739	$50,941

Cost of Revenue:
Software and hardware	$528	$435	$840	$674
Software-as-a-service	6,226	9,314	13,459	13,737
Total software-related cost of revenue	6,754	9,749	14,299	14,411
Maintenance	954	743	1,816	1,273
Sequencing and molecular analysis	1,512	359	3,050	359
Other services	4,647	7,492	10,325	11,057
Amortization of developed technologies	2,805	3,897	6,211	8,178
Total cost of revenue	$16,672	$22,240	$35,701	$35,278

NantHealth, Inc.
Non-GAAP Net Loss and Non-GAAP Net Loss Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net loss	$(70,064)	$(54,132)	$(111,179)	$(87,277)
Adjustments to GAAP net loss:
Loss from related party equity method investment including impairment loss	38,885	2,375	43,411	5,289
Stock-based compensation expense	637	43,691	887	43,788
Corporate restructuring	1,593	179	1,813	2,145
Acquisition related compensation expense	—	—	—	4,814
Acquisition related sales incentive	671	40	1,334	1,461
Change in fair value of derivatives liability	(24)	—	(239)	—
Non-cash interest expense related to convertible notes	1,088	—	2,139	—
Intangible amortization	4,619	5,710	9,839	11,806
Impacts of intangibles amortization and the conversion from a limited liability company to a corporation on provision for (benefit from) income taxes	141	(14,386)	374	(18,914)
Total adjustments to GAAP net loss	47,610	37,609	59,558	50,389
Net loss - Non-GAAP	$(22,454)	$(16,523)	$(51,621)	$(36,888)

Weighted average shares outstanding (1)	121,756,108	104,072,198	121,687,454	101,846,445
Weighted average Series F/redeemable stock (1)(2)	—	9,419,152	—	10,066,719
Shares outstanding - Non-GAAP (1)	121,756,108	113,491,350	121,687,454	111,913,164

Net loss per share - Non-GAAP (1)	$(0.18)	$(0.15)	$(0.42)	$(0.33)

Reconciliation of Net Loss per Common Share to Net Loss per Common Share - Non-GAAP (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss per common share - GAAP	$(0.58)	$(0.54)	$(0.91)	$(0.91)
Adjustments to GAAP net loss per common share:
Loss from related party equity method investment including impairment loss	0.32	0.02	0.36	0.05
Stock-based compensation expense	0.01	0.42	0.01	0.43
Corporate restructuring	0.01	—	0.01	0.02
Acquisition related compensation expense	—	—	—	0.05
Acquisition related sales incentive	0.01	—	0.01	0.01
Change in fair value of derivatives liability	—	—	—	—
Non-cash interest expense related to convertible notes	0.01	—	0.02	—
Intangible amortization	0.04	0.06	0.08	0.13
Impacts of intangibles amortization and the conversion from a limited liability company to a corporation on provision for (benefit from) income taxes	—	(0.14)	—	(0.19)
Accretion to redemption value of Series F/redeemable common stock	—	0.02	—	0.05
Dilution from Series F/redeemable common stock	—	0.01	—	0.03
Total adjustments to GAAP net loss per common share	0.40	0.39	0.49	0.58
Net loss per common share - Non-GAAP (1)	$(0.18)	$(0.15)	$(0.42)	$(0.33)

(1)
The net loss per common share - non-GAAP, weighted average shares outstanding, weighted average Series F units/redeemable stock, and shares outstanding - non-GAAP have been computed to give effect to the LLC conversion that occurred June 1, 2016 prior to our IPO. In conjunction with the LLC Conversion, (a) all of our outstanding units automatically converted into shares of common stock, based on the relative rights of our pre-IPO equityholders as set forth in the limited liability company agreement and (b) we adopted and filed a certificate of incorporation with the Secretary of State of the state of Delaware and adopted bylaws. We filed an amended certificate of incorporation to effect a 1-for-5.5 reverse stock split of our common stock on June 1, 2016.

(2)
The weighted average shares outstanding have been further adjusted to account for the redeemable Series F units (converted to common stock in conjunction with the LLC conversion), whose Put Right expired on June 20, 2016.  Prior to June 20, 2016, these units/shares of common stock were classified as redeemable members’/stockholders’ equity in the balance sheet, and as such, were not included in the weighted-average shares outstanding prior to June 20, 2016. The Put Right expired June 20, 2016, and the shares were no longer redeemable and are included in shareholders’ equity following that day. The weighted-average shares are adjusted to include the redeemable common stock in the weighted average shares outstanding for the entire period.